UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 23, 2012

SPX CORPORATION

(Exact Name of Registrant as specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-6948 (Commission File Number)	38-1016240 (I.R.S. Employer Identification No.)

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code  (704) 752-4400

NOT APPLICABLE

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 23, 2012, SPX Corporation (the “Company” or “we”), entered into a definitive Agreement (the “Agreement”) with Robert Bosch GmbH (the “Buyer”). Pursuant to the Agreement, the Company has agreed to sell its Service Solutions business (the “Business”) to the Buyer for a cash price equal to $1.15 billion.

This sale is subject to normal closing conditions and regulatory approvals and is expected to be completed in the first half of 2012.

The Company and the Buyer have each made customary representations, warranties and covenants in the Agreement, including, among others, covenants with respect to the conduct by the Company of the Business during the interim period between the execution of the Agreement and the completion of the transaction (the “Closing”) and certain actions the Company agrees not to take during such interim period.

The representations, warranties and covenants set forth in the Agreement have been made only for the purposes of the Agreement and were solely for the benefit of the parties to the Agreement, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the description of the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement and not to provide investors with any other factual information regarding the parties or their respective businesses.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

The foregoing description of the Agreement should be read in conjunction with the Agreement, a copy of which will be filed by the Company as an exhibit to a future filing with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX CORPORATION

Date: January 24, 2012	By:	/s/ Patrick J. O’Leary
Patrick J. O’Leary
Executive Vice President Finance, and Chief Financial Officer